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                          HANOVER COMPRESSOR COMPANY
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                 (unaudited)
                   (in thousands, except per share amounts)

                                                           Three months            Nine months
                                                        Ended September 30,     Ended September 30,
                                                          1996        1997       1996        1997
                                                          ----        ----       ----        ----
Primary Earnings Per Common Share:
Net income, as reported                                  2,969       5,137      7,356      12,007
Dividends on preferred stock                              (513)          -     (1,539)          -
                                                      --------     -------   --------    --------
Net income available for common
   stockholders                                          2,456       5,137      5,817      12,007
                                                      --------     -------   --------    --------
Weighted average common shares outstanding              20,534      28,336     20,415      24,719
Common equivalent shares                                 1,486       1,864      1,446       1,702
Cheap stock                                                655           -        716           -
                                                      --------     -------   --------     -------
Total common and common equivalent shares               22,675      30,200     22,577      26,421
                                                      --------     -------   --------     -------
Earnings per common share                                 0.11        0.17       0.26        0.45
                                                      ========     =======   ========     =======

(1)Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible redeemable preferred stock is antidilutive for 1996.